May 15, 2025

EXPATRIATE ASSIGNMENT

LETTER OF UNDERSTANDING

Thomas Dittrich

Dear Thomas

This letter serves to outline the terms and conditions of your temporary assignment to Thousand Oaks, California, USA. It is contingent upon the approval of immigration clearance and any applicable regulatory license/requirements being met. You will be assigned to the Host Country as an Executive Vice President, GCF Level 11 reporting to Robert Bradway.

Although your Assignment is to work for Amgen Inc., you will be employed by Amgen International AG throughout the duration of your assignment. Your assignment is pursuant to the Intercompany Secondment Agreement between Amgen International AG and Amgen Inc. While you continue to be employed by Amgen International AG, you will provide services exclusive to Amgen Inc. and you will be subject to the direction and control of Amgen Inc. Any services you rendered to Amgen Inc. during your Assignment are not for or on behalf of Amgen International AG.

Further, we would like to confirm and the parties signing this Letter of Understanding herewith acknowledge and agree that for the purpose of the Assignment, your employment offer with Amgen (Europe) GmbH (the “Employment Offer”) will be transferred in whole, including all rights and obligations, to Amgen International AG, Suurstoffi 22,6343 Risch/Rotkreuz, Switzerland. During the term of your Assignment, however, this Letter of Understanding sets out all the terms and conditions, including all rights and obligations, applying to the Assignment. Notwithstanding anything herein, should there be any discrepancies between the Employment Offer and this Letter of Understanding, then the terms of the Employment Offer shall prevail. Your Employment Offer remains a permanent contract and can be terminated by you or by Amgen International AG according to the terms as agreed upon in the Employment Offer. Any termination of the Assignment during the Assignment period shall be handled according to the termination provisions set out below. Any reference to home country policy shall mean the policies of Amgen (Europe) GmbH as amended from time to time.

Nothing in this Letter of Understanding constitutes a promise or guarantee of any compensation or benefit or anything else. Amgen Inc. and/or its subsidiaries or related or affiliated companies (collectively, “AMGEN” or the “Company”) reserve the right to modify or terminate the Assignment and/or the terms and conditions set forth in this Letter of Understanding, at any time, in its sole discretion, with or without cause and with or without advance notice, and to repatriate you and your qualified dependents in the host location to your home country. Accordingly, AMGEN may change, modify, amend or eliminate any or all of the benefits set forth in this Letter of Understanding. Similarly, AMGEN may, in its sole discretion, (i) change the location of your assigned headquarters or place of employment including, but not limited to, re-assigning you to your home country; (ii) assign your services to an affiliate or subsidiary of AMGEN, or other entity or business in which AMGEN or any AMGEN affiliate or subsidiary may own an interest; (iii) reasonably change or modify the duties of your position; (iv) assign you to a new reasonable position; and/or (v) shorten or lengthen the duration of your Assignment.

Home and Host Country Locations

Current Location	Rotkreuz, Switzerland
Home City & Country	Rotkreuz, Switzerland
Home Country Entity	Amgen International AG
Host City & Country	Thousand Oaks, California, United States
Host Country Entity	Amgen Inc.
Country of Repatriation	Switzerland

Commencement / Duration of Assignment

The anticipated commencement date of your assignment will be September 1, 2026. The initial phase of your assignment is expected to last for a period of up to 48 months. This does not mean there is any guaranteed employment or period of assignment. The length of the assignment is based upon present business needs and is therefore subject to change at the discretion of AMGEN.

For assignment purposes your family size is up to five (5) which includes the staff member and qualified dependents.

Qualified dependents are defined as:

Spouse: The employee’s legally married spouse or legal civil partner as recognized under applicable law.

Domestic partner: For a same or opposite sex individual to qualify as an employee’s domestic partner, the employee and domestic partner must satisfy the definition of “domestic partner” included in the Home Country’s employment policies or guidelines, such as the applicable employee handbook. To the extent the home country employment policies do not define “domestic partner” or include multiple definitions, Talent Mobility will determine eligibility in consultation with Global Human Resources.

Child: Dependent children (includes natural children, legally adopted children, stepchildren, and children placed with employee for adoption or foster care) up to age 18 or up to age 25 for dependent children in full-time education.

Nannies and domestic staff are not included as qualified dependents.

Compensation

At the start of your assignment, your base salary will be CHF 1,070,000 per annum. The timing of any salary reviews will be consistent with the regular salary review process within AMGEN.

Incentives

During your assignment, you will continue to receive annual incentive compensation (cash or equity based) in accordance with the terms of the program in which you participate. Please ensure you retain your Home Country AMGEN account for the duration of your assignment. You will be contacted directly to confirm any specific handling or process applicable for your assignment prior to the processing of any incentive payments.

Tax Return Support

AMGEN will arrange for its designated tax consultant (Vialto Partners) to meet with you to discuss the Home and Host tax implications of your assignment and provide guidance on any administrative actions you may need to take.

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

US Federal tax law imposes stringent restrictions on the payment of deferred compensation. This legislation is commonly referred to by its coding, Section 409A. You must comply with this legislation during the course of your assignment, irrespective of your Host Country, and may be prohibited from participation in Host Country deferred compensation and pension plans as determined by AMGEN.

Home Leave

AMGEN encourages you to maintain ties with family, friends and work colleagues in the Home location. You and any qualified accompanying dependents will be entitled to a lump sum payment equivalent to the cost of one round-trip flight between the Home and Host locations for each full year on assignment. The payment will equal the cost of a 14 day advance purchase ticket between the Home and Host City locations. Class of travel is determined by Amgen corporate travel policy. Payment may be claimed through SIRVA upon arrival in the Host location and on the assignment anniversary for each subsequent full year of the assignment. Payment amounts are subject to review and approval by Amgen Talent Mobility. The value of your home leave payment will not be considered for bonus, equity compensation and/or benefit calculation purposes. Also, this payment will not be tax assisted.

RELOCATION ENTITLEMENTS

You will receive the following relocation assistance, if required, to facilitate your transfer to the Host Country.

Please note that all relocation assistance offered within this document is not transferable or available for cash-out unless otherwise indicated. Excluding the Relocation Allowance, any applicable taxes due on the relocation assistance detailed in this Letter of Understanding will be covered by AMGEN.

Immigration

If you require a work permit or visa to enable you to legally work in the Host Country, SIRVA will engage Amgen’s global immigration partner to assist with the immigration process. Please note, if immigration clearance is required, you should not commence employment or any work-related duties in the Host Country until immigration clearance is fully approved.

To ensure timely processing of your work permit/visa for the host country you are requested to attend an Immigration briefing call with Deloitte / BAL. In addition to this you are requested to provide a PDF copy of the below documents to your Amgen Mobility Advisor. Other documents may also be needed, and Deloitte / BAL will advise.

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Passport
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Updated CV/Resume

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JD (job description) of your role in the host location
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Highest educational qualification
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Signed Letter of Understanding and/or Employment/Offer/Contract letter
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Marriage certificate

Pre-Assignment Home Finding Trip

Amgen will provide a pre-move trip to the Host location for you and any qualified eligible dependents. The purpose of this trip is to become familiar with the Host location and to conduct home and/or school searches.

The trip will be a maximum of six (6) days, five (5) nights, excluding travel time, and must be booked between the Home and Host locations. This trip will be arranged by SIRVA through Amgen's corporate travel supplier. AMGEN Travel Policy will dictate flight class of travel and the expense limits available for reimbursement (For example hotel caps / car rental, etc.).

Final Travel to the Host Location

Amgen will cover the cost of one-way travel expenses between the Home and Host locations at the start and end of the assignment. This trip is defined as travel expenses starting with the last night in the home location through the first night in the host location, traveling by the most direct route.

The following travel expenses are covered:

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Airfare with 14-day advance purchase for you and any qualified accompanying dependents
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Reasonable hotel (one night in each location, if needed)
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Transportation to and from the airport in each location
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Per diem to defray the cost of meals and incidentals

Travel will be coordinated through your SIRVA Consultant using Amgen's Corporate Travel Provider. The class of service will follow Amgen's Corporate Travel policy.

Shipment of Household Goods & Personal Effects

If you require the shipment of household goods and personal effects to the Host location, this service will be covered by AMGEN. The shipment allowance will be as follows:

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1,000 lbs air freight
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40 ft shipping container

The air and sea shipment will be moved by K2 Corporate Mobility, a designated shipping vendor selected by AMGEN. All international customs regulations will be observed for all shipments. AMGEN will pay for the professional survey, packing, surface shipping, delivery, insurance, uncrating, unpacking, in-transit storage and reasonable import duties on used household goods and personal effects.

Household goods and personal effects are limited to items of furniture, clothing, linens, kitchen and dining ware and small household appliances.

AMGEN will not cover the cost to ship or insure the following items:

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Food and perishable items, combustible items and items that may cause contamination or damage to other goods
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Alcohol including wine collections or import duties on alcohol
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Pianos
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Major electrical and gas appliances

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Plants
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Weapons
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Heavy or bulky hobby equipment, such as billiards tables and exercise equipment
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Jewelry, furs, precious stones, legal documents, securities, money, artwork
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Non household pets or livestock
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Planes, boats, motorcycles and snowmobiles
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Any item prohibited by customs or local laws

It is recommended that you are present during the packing, loading, and unloading of the household goods shipment and carefully review all delivered items prior to accepting the shipment. You are encouraged to be detailed in the preparation of the inventory list and be as accurate as possible when estimating the value of individual items for any insurance documentation.

You must ensure your insurance forms are completed before your goods are packed for shipment. Any insurance claims for loss or damaged items must be filed within the established dates set by the shipment company. The shipment must be carried out within three months of your transfer date.

Shipment of Household Pets

Where permissible by local regulation, Amgen will assist with transportation to the Host location for up to two (2) small pets such as cats and dogs. Depending on the type, size, and breed of pets, transportation may be arranged by the Staff Member as in-cabin or air cargo; or by SIRVA using a pet shipment provider.

Coverage includes:

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All mandatory requirements (inoculations, quarantine, health certificates, etc) of the host country
•
International air cargo
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Kennel

Please note that pets are shipped at your own risk; Amgen will not be responsible for your pet's health while in transit, during quarantine and/or abroad.

Temporary Living on Arrival in the Host Location

If you are required to move into temporary accommodation prior to leaving the Home Country and/or prior to occupying permanent accommodation in the Host Country, AMGEN will provide you with temporary accommodation for a maximum period of 7 days in the Home Country prior to departure and up to 30 days in the Host Country or until the household goods shipment is available. Accommodation will be arranged by SIRVA and paid directly to the vendor.

Per Diem

You will be entitled to a per diem payment while you are in relocation travel mode and during Amgen paid Temporary Living. The per diem payment will be based on the prevailing US State Department (non-US locations) or US General Services Administration (contiguous US locations) Meals & Incidentals rate as of the date of travel. All applicable taxes due on the per diem will be covered by Amgen.

It is Amgen's policy to place Staff Members in accommodations with cooking facilities for stays greater than 7 days, where locally available. If staying in a serviced accommodation or hotel with cooking facilities, per diem will be paid at 50% for adults and children 13 and over; 25% for children 12 and under. If staying in a hotel without cooking facilities, per diem will be paid 100% for adults and children 13 and older; 50% for children 12 and under.

Car Rental

Amgen will approve the costs of a rental vehicle for up to 30 days upon arrival in the Host location. This benefit is subject to the staff member being in possession of a valid driver’s license in the Home location that is approved for temporary use in the Host location, and provided the staff is not eligible for a company car benefit/allowance provided by their Amgen business unit.

It is expected that you will make every effort to obtain a personal vehicle and driver’s license issued in the Host location during the 30-day rental period. All car rental reservations must be coordinated through SIRVA using Amgen’s Global Travel Provider.

Relocation Allowance

You will receive a relocation allowance equal to CHF 250,000 gross of taxes. This allowance is intended to assist with the cost of any miscellaneous items not otherwise covered within the relocation assistance provided (e.g. voltage adapters, electrical appliances, movement of goods not covered within the policy, host local settling in costs, etc.). Payment may be claimed via SIRVA upon commencement of your position in the Host location.

Home Finding

As part of your Destination Services, Amgen will provide support to assist with identifying a Host Country rental property and negotiating the rental agreement.

EMPLOYEE BENEFITS

Where possible you will be retained in your Home Country pension, accident, life and disability assurance plans while in the assignment location. Where this is not possible the International Benefits team will confirm the appropriate benefits set up for your assignment.

Upon commencement of your International Assignment, you will be provided with insurance coverage that will cover you and your accompanied family for medical, dental, vision and prescription benefits. In addition, you will be eligible for the executive physical reimbursement provided to Host Country executives at your level. No local benefits other than those stated in this Letter of Understanding will be provided.

Financial Planning

During your International Assignment, you will be eligible the executive financial planning reimbursement benefit provided to Host Country executives at your level.

Vacation Entitlement

You will be subject to your Home Country Vacation Policy for the duration of your assignment. You will observe the Host Country public holiday schedule. Any unused balance of leave will be handled in accordance with Home Country policy prior to transfer. If, during the course of your Assignment, your total Host Country holiday schedule entitlement (total holiday time off entitlement is defined as your Home Country public holidays) is less than you would have received in your Home Country, you may take additional paid days off so that your annual, total paid time off entitlement while on Assignment is equivalent to the total paid time off entitlement you would have received had you not gone on assignment. Please work directly with your Host Country manager to coordinate the scheduling of your additional paid days off as well as to ensure accurate tracking. If you have questions, please contact your Home Country local HR Operations team.

EXTENSION, COMPLETION AND/OR TERMINATION OF ASSIGNMENT

As stated, the initial phase of this assignment is expected to last 48 months (provided it is not terminated earlier in accordance with this agreement). Accordingly, the terms of this Letter of Understanding will only apply for the period of your assignment. However, in the event that your assignment in the Host Country is extended beyond 48 months, then the terms and conditions of your assignment will be reviewed.

AMGEN may terminate your assignment at any time for any reason upon two month’s prior written notice. No prior notice is required to terminate your assignment if the reason for termination of the assignment is Cause as defined in Attachment 1 to this document.

Upon the completion of your assignment (whether at the expected end of the assignment or at an earlier time), where your employment is not ending, AMGEN will pay to repatriate you and your qualified dependents in the host location to your Country of Repatriation, or it will assign you to a third location, subject to business unit approval. A summary of anticipated repatriation support is included at the end of this document (Attachment 2).

If you resign during your assignment or you are terminated for Cause during your assignment, you will not receive any repatriation assistance or assistance with relocation expenses.

In the event of redundancy during the period of your assignment, it is expected that you will receive any discretionary severance payments available in your Home Country at that time (subject to the rules regarding the receipt of such severance). Any notice period and/or any post-termination restrictions applied will follow Home Country provisions. AMGEN will pay to repatriate you and your qualified dependents in the host location to your Country of Repatriation.

Code of Conduct

You should understand that you can be, and often are, a highly visible representative of the Host Business in the host location. As such, you will need to be familiar with and adhere to the Company and Host Business policies and applicable Home and Host Country work laws. It is imperative that you follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance AMGEN’s image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with the Company’s Code Conduct at all times.

DATA PROTECTION ACT

Relocation Privacy Notice

In order for Amgen to effectively manage your relocation, we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of personal data to, and processing by other offices, including, but not limited to your salary and family information, will be processed by Amgen and will be accessible to appropriate HR staff and other companies Amgen is using to assist in a staff member’s relocation, including but not limited to SIRVA (providing relocation services), Deloitte (providing immigration services) and Vialto Partners (current Amgen appointed tax service provider).

Your personal information may be processed in countries outside of that in which it was originally collected, some of which may not offer an equivalent level of protection of privacy of personal information. Regardless of the country where your personal information is processed, Amgen will maintain appropriate administrative, technical and physical safeguards to protect and maintain data security. To access, correct or delete information Amgen may hold on you or to object to its being processed in certain circumstances, please contact your Regional Amgen Talent Mobility contact. In some instances, Amgen may be required by law to retain certain personal information.

By signing this Letter of Understanding, you consent under the Data Protection Act, to the processing of this personal data. Data will only be released to authorized individuals for administrative purposes only.

Governing Law

This Letter of Understanding, your assignment and your employment relationship generally are subject to and governed by the laws of Home Country in accordance with the terms of the Talent Mobility Assignment Policy. This Letter of Understanding supersedes any other Expatriate Assignment Letters of Understanding that you may have entered into with AMGEN. This Letter of Understanding shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Home Country.

Signatures

If you accept this offer, please return a signed copy of this letter via DocuSign within seven (7) days of receipt. Signatures to this Letter of Understanding provided or transmitted by electronic means shall be treated as originals and have the same force and effect as an original signature.

Please note, this document must be returned as soon as possible. Reimbursement or payment of any relocation allowances / expenses will not be processed until Mobility is in receipt of this signed Letter of Understanding.

Yours sincerely,

/s/ Nicole Miller	May 16, 2026
Date

I hereby agree and accept this assignment as outlined above.

/s/ Thomas Dittrich	May 15, 2026
Thomas Dittrich	Date

Attachment 1

Cause

For the purpose of this Letter of Understanding, “Cause” means where AMGEN terminates your employment or assignment for valid reasons in accordance with Art. 337 of the Swiss Code of Obligations.

Attachment 2

Anticipated Repatriation Support

Relocation Assistance

The following is a description of the repatriation support that Amgen anticipates providing to you if you are eligible at the end of your assignment. Amgen’s repatriation offerings may change from time-to-time and any such changes may be applied to you. Amgen does not have an obligation to notify you of changes to its repatriation offerings.

The relocation provisions related to moving from the Host Location detailed below will apply. Relocation benefits are paid only for a move from the Host Location and will not be considered for bonus, equity compensation and/or benefit calculation purposes. Only qualified dependents are eligible for repatriation.

For repatriation purposes, barring any changes to family size during assignment, your family size is up to five (5).

Please note that the relocation benefits offered below are not transferable or available for cash-out unless otherwise indicated and must be utilized within three months of the end of your assignment or the assistance benefit will be forfeited. Any applicable taxes due on the relocation benefits detailed in this letter will be covered by Amgen.

Host Country Exit Services

SIRVA will coordinate support for any departure requirements of your host location (lease cancelations, cancelations of registrations with local authorities, etc.). These services will be provided by a local destination services provider and will include providing notice to the landlord and coordinating return of the security deposit, as well as assisting with any necessary formalities to comply with local exit requirements.

Airfare to the Home Location

Amgen will cover the cost of one-way airfare from the Host Country to the Home Country for you and any qualified accompanying dependents. The class of service for this flight should follow the Corporate Travel Policy. All relocation travel must be coordinated through your SIRVA Consultant.

Shipment of Household Goods & Personal Effects

Amgen will provide shipping assistance if you require your household goods and personal effects to be moved back to the Home Country. Barring any changes to family size during the course of your assignment, your shipping entitlement at repatriation will remain consistent with the benefit provided at assignment commencement.

Shipment of Household Pets

Where permissible by local regulation, Amgen will assist with transportation to the Home location for up to two (2) small pets such as cats and dogs. Depending on the type, size, and breed of pets, transportation may be arranged by the Staff Member as in-cabin or air cargo; or by SIRVA using a pet shipment provider.

Coverage includes:

•
All mandatory requirements (inoculations, quarantine, health certificates, etc) of the host country
•
International air cargo
•
Kennel

Please note that pets are shipped at your own risk; Amgen will not be responsible for your pet's health while in transit, during quarantine and/or abroad.

Temporary Living on Arrival in Home Location

If you are required to move into temporary accommodation prior to leaving the Host Country and/or prior to your occupying permanent accommodation in the Home Country, AMGEN will provide you with temporary accommodation for a maximum period of 7 days in the Host Country prior to departure and up to 30 days in the Home Country or until the household goods shipment is available. Accommodation will be arranged by SIRVA and paid directly to the vendor.

Per Diem

You will be entitled to a per diem payment while you are in relocation travel mode and during Amgen paid Temporary Living. The per diem payment will be calculated in accordance with Amgen’s relocation policy at the time of repatriation.

Rental Car

Amgen will approve the costs of a rental vehicle for up to 30 days upon repatriation to the Home location. This benefit is subject to the staff member being in possession of a valid driver’s license in the Home location or an alternate country driver’s license that is accepted for temporary use in the Home location, and provided the staff is not eligible for a company car benefit/allowance provided by Amgen.

All car rental reservations must be coordinated through SIRVA using Amgen’s Global Travel Provider.

Auto Loss on Sale/Cancelation of Host Country Vehicle

Reimbursement will be provided for loss on sale or lease cancelation of maximum two vehicles, not to exceed 5,000.00 USD per vehicle. The reimbursement will be calculated by obtaining the difference between the sale price obtained and the current retail market value for the vehicle. The retail market value will be established using car price guides in the Host location (e.g. Kelley Blue Book Guide in the US / Parkers Car Guide in the UK). For locations where a car guide is not available the retail value provided by a local dealer can be used. Proof of ownership documentation is required prior to any reimbursement. Auto loss on sale must be claimed via SIRVA within three months of your repatriation.

Relocation Allowance

You will receive a relocation allowance to assist with the cost of any miscellaneous items not otherwise covered within the relocation assistance provided. The amount of the relocation allowance will be determined in accordance with Amgen’s relocation policy at the time of repatriation.